Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“the Agreement”) is made and entered into as of April 4, 2016 (the “Effective Date”) by and between WESTFIELD FINANCIAL, INC., a business corporation organized and existing under the laws of the Commonwealth of Massachusetts and having an office at 141 Elm Street, Westfield, Massachusetts 01085 (the “Company”) and WILLIAM J. WAGNER (the “Executive”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, the Company and Chicopee Bancorp, Inc. (the “Seller”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement and any reference to “Bank” herein shall mean Westfield Bank;

WHEREAS, Buyer and the Executive desire to enter into this Agreement, which shall supersede the Employment Agreement by and among Seller, Chicopee Savings Bank and the Executive, dated November 20, 2008, as amended on December 31, 2008 (the “Prior Employment Agreement”), effective as of the Effective Time of the Merger, and in lieu of any rights and potential payments under the Prior Employment Agreement which are hereby waived, the Executive shall continue employment with the Company following the Closing Date; and

WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

Section 1. Employment.

The Company agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period: Remaining Unexpired Employment Period.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (“Employment Period”). The Employment Period shall be for a term of three (3) years beginning on the Closing Date and ending on the third anniversary date of the Closing Date. Any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the day of the third (3rd) anniversary of the Closing Date. If the Closing does not occur for any reason, then this Agreement shall be null and void ab initio and of no further force or effect.

(b) Nothing in this Agreement shall be deemed to prohibit the Company at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company and the Executive in the event of any such termination shall be determined under this Agreement.

Section 3. Duties.

The Executive shall serve as Chief Business Development Officer of the Company, having such power, authority and responsibility and performing such duties as are prescribed by the Company and as are customarily associated with such position. Subject to Section 7 of this Agreement, the Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance the interests of the Company.

Section 4. Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an annual rate of $350,000, payable in approximately equal installments in accordance with the Company’s customary payroll practices for senior officers. The Board of Directors of the Company (“Board”) shall review the Executive’s annual rate of salary during the regular employee review process and at such other times during the Employment Period as it deems appropriate, and may, in its discretion, approve an increase therein. In addition to salary, the Executive may receive other cash compensation from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s customary practices. In addition, during the Employment Period the Executive shall be provided with the use of a Company-owned automobile, payment of a country club membership to Springfield Country Club at the same level as was in effect on the Effective Date and payment of supplemental life insurance premiums (such premiums not to exceed $6,000 per year). The Company shall provide car insurance, maintenance and gas with respect to such automobile and Executive shall comply with reasonable reporting and expense limitations as may be established by the Company from time to time. The Company shall include on Executive’s Form W-2 any amount of income attributable to Executive’s personal use of such automobile

Section 6. Indemnification and Insurance.

(a) During the Employment Period and for a period of six (6) years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its officers against personal liability for acts or omissions in connection with service as an officer of the Company or service in other capacities at the request of the Company. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers of the Company.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, damages, losses and exposures arising out of a bona fide action, suit or proceeding in which he may be involved by reason of him having been an officer of the Company to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any officer of the Company or any subsidiary or affiliate thereof.

(c) The Executive, the Company and the Bank agree that the termination benefits described in this Section 6 are intended to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) pursuant to Treasury Regulation Section 1.409A-1(b)(10) as certain indemnification and liability insurance plans.

Section 7. Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives. The Executive may also serve as an officer or director of the Bank on such terms and conditions as the Company and the Bank may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive’s performance of his duties hereunder or otherwise result in a material breach of this Agreement. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall continue to perform services for the Company in accordance with this Agreement but shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

Section 8. Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Company’s executive offices at the address first above written or at such other location as the Company and the executive may mutually agree upon. The Company shall reimburse the Executive for his ordinary and necessary business expenses in accordance with any relevant Company reimbursement policy or procedure in each case upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require. Expense reimbursements shall occur at the time provided in any relevant reimbursement policy or procedure of the Company and in any event not later than the last day of the calendar year immediately following the calendar year in which the reimbursable expense is incurred.

Section 9 Termination of Employment with Severance Benefits.

(a) The Executive shall be entitled to the severance benefits described in section 9(b) in the event that:

(i) his employment with the Company terminates during the Employment Period as a result of the Executive’s voluntary resignation within ninety (90) days following:

(A) the failure of the Board to appoint or re-appoint or elect or re-elect the Executive to the position with the Company stated in section 3 of this Agreement;

(B) if the Executive is a member of the Board, the failure of the shareholders of the Company to elect or re-elect the Executive to the Board or the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or re-election;

(C) the expiration of a thirty (30)-day period following the date on which the Executive gives written notice to the Company of its material failure, whether by amendment of the Company’s Certificate of Incorporation, the Company’s By-Laws, action of the Board or the Company’s shareholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement, unless, during such thirty (30)-day period, the Company cures such failure;

(D) the expiration of a thirty (30)-day period following the date on which the Executive gives written notice to the Company of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of the Executive’s rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such thirty (30)-day period, the Company cures such failure;

(E) a change in the Executive’s principal place of employment to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than twenty-five (25) miles away from the Executive’s principal residence and more than twenty-five (25) miles away from the location of the Bank’s principal executive office on the date of this Agreement; or

(F) any material breach by the Company of any material term, condition or covenant contained in this Agreement; provided, however, that the Executive shall have given notice of such materials adverse effect to the Company, and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given; or reason other than for “cause” as provided in section 11(a).

(b) Upon the occurrence of any of the events described in section 9(a) of this Agreement, the Company shall pay and provide to the Executive (or, in the event of his death thereafter and prior to payment, to his estate):

(i) his earned but unpaid salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this section 9(b)) as of the date of the termination of his employment with the Company and the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after termination of employment as defined in Treasury Regulation Section 1.409A-1(h)(1)(ii);

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company’s and the Bank’s officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for them immediately prior to the Executive’s termination for the Remaining Unexpired Employment Period for the Executive and his dependents. The coverage provided under this section 9(b)(iii) may, at the election of the Company, be secondary to the coverage provided pursuant to section 9(b)(ii) and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this section 9(b)(iii). The Executive, the Company and the Bank agree that the termination benefits described in this Section 9(b)(iii) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits;

(iv) a lump sum payment in an amount equal to the estimated present value of the salary that the Executive would have earned if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Salary Severance Payment”). The Salary Severance Payment shall be computed using the following formula:

where “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “BS” is the highest annual rate of salary achieved by the Executive during the period of three (3) years ending immediately prior to the date of termination; “PR” is the number of payroll periods that occur during a year under the Company’s normal payroll practices; “I” equals the applicable federal short term rate established under section 1274 of the Internal Revenue Code of 1986 (the “Code”) for the month in which the Executive’s termination of employment occurs (the “Short Term AFR”) and “n” equals the product of the Remaining Unexpired Employment Period at the Executive’s termination of employment (expressed in years and fractions of years) multiplied by the number of payroll periods that occur during a year under the Company’s and the Bank’s normal payroll practices. The Salary Severance Payment shall be made in lieu of any claim to a continuation of base salary which the Executive might otherwise have and in lieu of cash severance benefits under any severance benefits program which may be in effect for officers or employees of the Bank or the Company;

(v) a lump sum payment in an amount equal to the estimated present value of the annual bonuses that the Executive would have earned if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Bonus Severance Payment”). The Bonus Severance Payment shall be computed using the following formula:

BSP = SSP x (ABP / ASP)

where “BSP” is the amount of the Bonus Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “BP” is the aggregate of the annual bonuses paid or declared (whether or not paid) for the most recent period of three (3) calendar years to end on or before the Executive’s termination of employment; and “SP” is the aggregate base salary actually paid to the Executive during such period of three (3) calendar years (excluding any year for which no bonus was declared or paid). The Bonus Severance Payment shall be in lieu of any claim to a continuation of participation in annual bonus plans of the Bank or the Company which the Executive might otherwise have;

(vi) a lump sum payment in an amount equal to the estimated present value of the long-term incentive bonuses that the Executive would have earned if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period (the “Incentive Severance Payment”). The Incentive Severance Payment shall be computed using the following formula:

ISP = (SSP / RUP) x (ALTIP / ALTSP) x Y

where “ISP” is the amount of the Incentive Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “ALTIP” is the aggregate of the most recently paid or declared (whether or not paid) long-term incentive compensation payments (but not more than three (3) such payments) for performance periods that end on or before the Executive’s termination of employment; “ALTSP” is the aggregate base salary actually paid to the Executive during the performance periods covered by the payments included in “ALTIP” and excluding base salary paid for any period for which no long-term incentive compensation payment was declared or paid; “RUP” is the Remaining Unexpired Employment Period, expressed in years and fractions of years; and “Y” is the aggregate (expressed in years and fractions of years) of the Remaining Unexpired Employment Period plus the number of years and fraction of years that have elapsed since the end of the last performance period for which a long-term incentive payment has been declared and paid. In the event that the Executive’s employment terminates prior to the payment date under any long-term incentive compensation plan, then for purposes of computing the Incentive Severance Payment, the “ALTSP” shall be deemed to be the average of the target and maximum award level under such plan and the “ALTSP” shall be deemed to be the Executive’s annual base salary as in effect on the Executive’s termination of employment. The Incentive Severance Payment shall be in lieu of any claim to a continuation of participation in cash long-term incentive compensation plans of the Bank or the Company which the Executive might otherwise have;

(vii) a lump sum payment in an amount equal to the excess (if any) of (A) the present value of the aggregate benefits to which he would be entitled under any and all tax-qualified and non-tax-qualified defined benefit plans maintained by, or covering employees of, the Company or the Bank (the “Pension Plans”) if he had continued working for the Company and the. Bank during the Remaining Unexpired

Employment Period; over (B) the present value of the benefits to which the Executive and his spouse and/or designated beneficiaries are actually entitled under such plans (the “Pension Severance Payment”). The Pension Severance Payment shall be computed according to the following formula:

PSP = PPB - APB

where “PSP” is the amount of the Pension Severance Payment (before deductions for applicable federal, state and local withholding taxes); “APB” is the aggregate lump sum present value of the actual vested pension benefits payable under the Pension Plans in the form of a straight life annuity beginning at the earliest date permitted under the Pension Plans, computed on the basis of the Executive’s life expectancy at the earliest date on which payments under the Pension Plans could begin, determined by reference to Table VI of section 1.72-9 of the Income Tax Regulations (the “Assumed Life Expectancy”), and on the basis of an interest rate assumption equal to the average bond-equivalent yield on United States Treasury Securities with a Constant Maturity of thirty (30) Years for the month prior to the month in which the Executive’s termination of employment occurs (the “30-Year Treasury Rate”); and “PPB” is the lump sum present value of the pension benefits (whether or not vested) that would be payable under the Pension Plans in the form of a straight life annuity beginning at the earliest date permitted under the Pension Plans, computed on the basis that the Executive’s actual age at termination of employment is his attained age as of his last birthday that would occur during the Remaining Unexpired Employment Period, that his service for benefit accrual purposes under the Pension Plans is equal to the aggregate of his actual service plus the Remaining Unexpired Employment Period, that his average compensation figure used in determining his accrued benefit is equal to the highest annual rate of salary achieved by the Executive during the period of three (3) years ending immediately prior to the date of termination, that the Executive’s life expectancy at the earliest date on which payments under the Pension Plans could begin is the Assumed Life Expectancy and that the interest rate assumption used is equal to the 30-Year Treasury Rate. The Pension Severance Payment shall be in lieu of any claim to any actual increase in his accrued benefit in the Pension Plans in respect of the Remaining Unexpired Employment Period; provided, however, that if the Pension Severance Payment represents the benefits under a non-tax-qualified benefit plan, the payment shall be paid in the same time and form as provided under the related non-tax-qualified benefit plan;

(viii) a lump sum payment in an amount equal to the present value of the additional employer contributions that would have been credited directly to his account(s) under any and all tax-qualified and non-tax-qualified defined contribution plans maintained by, or covering employees of, the Bank and the Company (the “Non-ESOP DC Plans”), plus the fair market value of the additional shares of employer securities or other property that would have been allocated to his account as a result of employer contributions or dividends under any tax-qualified leveraged employee stock ownership plan and any related non-tax-qualified supplemental plan maintained by, or covering employees of, the Bank and the Company (the “ESOP Plans”) if he had continued in employment during the Remaining Unexpired Employment Period (the “Defined Contribution Severance Payment”). The Defined Contribution Severance Payment shall be computed according to the following formula:

DCSP = [SSP x (EC / BS)] + [(STK + PROP) x Y]

where: “DCSP” is the amount of the Defined Contribution Severance Payment (before deductions for applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before deductions for applicable federal, state and local withholding taxes); “EC” is the amount of employer contributions actually credited to the Executive’s accounts under the Non-ESOP Plans for the last plan year to end before his termination of employment; “BS” is the Executive’s compensation taken into account in computing EC; “Y” is the aggregate (expressed in years and fractions of years) of the Remaining Unexpired Employment Period and the number of years and fractions of years that have elapsed between the end of plan year for which EC was computed and the date of the Executive’s termination of employment; “STK” is the fair market value (determined on the basis of the midpoint of the highest and lowest reported sales price for a share of stock of the same class during the thirty (30)-day period ending on the day of the Executive’s termination of employment (the “Fair Market Value of a Share”)) of the employer securities actually allocated to the Executive’s accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment; and “PROP” is the fair market value (determined as of the day before the Executive’s termination of employment using the same valuation methodology used to value the assets of the ESOP Plans) of the property other than employer securities actually allocated to the Executive’s accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment. The Defined Contribution Severance Payment shall be in lieu of any claim to any actual increase in his accrued benefit in the Non-ESOP DC Plans or the ESOP DC Plans in respect of the Remaining Unexpired Employment; provided, however, that if the Defined Contribution Severance Payment represents the benefits under a non-tax-qualified defined contribution plan, the payment shall be paid in the same time and form as provided under the related non-tax-qualified defined contribution plan;

(ix) at the election of the Company made within thirty (30) days following the Executive’s termination of employment, upon the surrender of options or appreciation rights issued to the Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, a lump sum payment in an amount equal to the product of:

(A) the excess of (I) the Fair Market Value of a Share, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(B) the number of shares with respect to which options or appreciation rights are being surrendered.

For the purpose of computing this payment, the Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, even if he is not vested under such plan or program; and

(x) at the election of the Company made within thirty (30) days following the Executive’s termination of employment, upon the surrender of any shares awarded to the Executive under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, the Company shall make a lump sum payment in an amount equal to the product of:

(A) the Fair Market Value of a Share granted under such plan; multiplied by

(B) the number of shares which are being surrendered.

For purposes of computing this payment, the Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, even if he is not vested under such plan.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Company and the Executive further agree that the Company may condition the payments and benefits (if any) due under sections 9(b)(iii), (iv), (v), (vi), (vii), (viii), (ix), and (x) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them; provided that such resignation is requested in writing not later than five (5) business days after termination of employment. The Executive agrees that the payments and benefits (if any) due under sections 9(b) (iii), (iv), (v), (vi), (vii) and (viii) shall be paid to Executive upon the sixtieth (60th ) day following the Executive’s termination of employment, subject to the Executive’s execution, delivery, and non-revocation of a written release in substantially the form attached hereto as Appendix A (“Release of Claims”), within fifty-two (52) days of the Executive’s termination of employment and that no payment shall be made prior to the expiration of the revocation period.

(c) The Executive, the Company and the Bank acknowledge that each of the payments and benefits promised to the Executive under this Agreement must either comply with the requirements of Section 409A and the regulations thereunder or qualify for an exception from compliance. To that end, the Executive, the Company and the Bank agree that the termination benefits described in Section 9(b) are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4) as short-term deferrals.

Section 10. Death and Disability Benefits.

(a) In the event the Executive’s employment with the Company terminates during the Employment Period because of the Executive’s death, then the Company shall pay to the Executive’s estate the benefits listed in sections 9(b)(i) and 9(b)(ii) of this Agreement.

(b) The Company may terminate the Executive’s employment upon a determination, by vote of a majority of the members of the Boards of Directors of the Company, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least ninety (90) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least ninety (90) days during the period of one (1) year beginning with the date of the determination. In such event:

(i) The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the benefits described in sections 9(b)(i) and 9(b)(ii).

(ii) In addition to the benefits described in sections 9(b)(i) and 9(b)(ii), the Company shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (A) the expiration of ninety (90) days after the date of termination of his employment; (B) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Bank or the Company (the “LTD Eligibility Date”); (C) the date of his death; and (D) the expiration of the Remaining Unexpired Employment Period (the “Initial Continuation Period”). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Company shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for his immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive. To that end, the Executive, the Company and the Bank agree that the disability benefits described in this Section 10 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-3(i) as permissible payments.

Section 11. Termination without Additional Company Liability.

In the event that the Executive’s employment with the Company shall terminate during the Employment Period on account of:

(a) the discharge of the Executive for “cause,” which, for purposes of this Agreement, shall mean a discharge of the Executive due to the Executive’s (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iii) breach of fiduciary duties involving personal profit, (iv) intentional failure to perform stated duties, (v) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or (vi) material breach of any provision of this Agreement; provided, however, that, if the Executive engages in any of the acts described in section 11(a)(vi) above, the Company shall provide the Executive with written notice of its intent to discharge the Executive for cause, and the Executive shall have forty-five (45) days from the date on which the Executive receives such notice to cure any such acts; and provided, further, that on and after the date that a Change of Control occurs, a determination under this section 11 shall require the affirmative vote of at least three-fourths of the members of the Board acting in good faith and such vote shall not be made prior to the expiration of a sixty (60)-day period following the date on which the Board shall, by written notice to the Executive, furnish to him a statement of its grounds for proposing to make such determination, during which period the Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board, and to be represented by his legal counsel at such presentations, to refute the grounds for the proposed determination; or

(b) the Executive’s voluntary resignation from employment with the Company (including retirement) for reasons other than those specified in section 9(a)(i) or Section 12; then the Company shall have no further obligations under this Agreement, other than the payment to the Executive of his earned but unpaid salary as of the date of the termination of his employment and the provision of such other benefits, if any, to which he is entitled as a former employee under the Company’s employee benefit plans and programs and compensation plans and programs. For purposes of this section 11, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for “cause” within the meaning of section 11(a) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in section 11(a) above, and specifying the particulars thereof in detail.

Section 12. Termination Upon or Following a Change of Control.

(a) A Change of Control of the Company (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company, respectively, with one (1) or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended “Exchange Act”) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of the Company do not belong to any of the following groups

(A) individuals who were members of the Board of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of the Company after the date of this Agreement either:

(I) upon election to serve as a member of the Board of the Company by affirmative vote of three-quarters of the members of such Board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the stockholders of the Company to serve as a member of the Board of the Company, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of the Company, or of a nominating committee thereof; in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Company; or

(v) any event which would be described in section 12(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this section 12(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control.

(c) Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Bank and the Company terminates due to death or disability within one (1) year after the occurrence of a Pending Change of Control and if a Change of Control occurs within two (2) years after such termination of employment, he (or in the event of his death, his estate) shall be entitled to receive the benefits described in section 9(b) that would have been payable if a Change of Control had occurred on the date of his termination of employment and he had resigned pursuant to section 9(a)(i) immediately thereafter; provided, that payment shall be deferred without interest until, and shall be payable immediately upon, the actual occurrence of a Change of Control.

(d) Notwithstanding anything in this Agreement to the contrary: (i) in the event of the Executive’s resignation within sixty (60) days after the occurrence of a Change of Control, he shall be entitled to receive the benefits described in section 9(b) that would be payable if his resignation were pursuant to section 9(a)(i), without regard to the actual circumstances of his resignation; and (ii) for a period of one (1) year after the occurrence of a Change of Control, no discharge of the Executive shall be deemed a discharge with Cause unless the votes contemplated by section 11(a) of this Agreement are supported by at least two-thirds of the members of the Board of Directors of the Company at the time the vote is taken who were also members of the Board of Directors of the Company immediately prior to the Change of Control.

Section 13. Covenant Not To Compete.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company, for a period of two (2) years following the date of his termination of employment with the Company, he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, credit union, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within Hampden county or any other county in which the Company or the Bank maintains an office; provided, however, that this section 13 and section 15 shall not apply if the Executive is entitled to the benefits under section 12. In consideration of his agreement to be bound by this non-competition covenant and the non-solicitation covenant set forth in section 15, the Company shall pay the Executive an aggregate amount of $475,000, in equal monthly installments, less applicable tax withholdings.

Section 14. Confidentiality.

Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 14 shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 15. Solicitation.

The Executive hereby covenants and agrees that, for a period of two (2) years following his termination of employment with the Company, he shall not, without the written consent of the Company, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 13;

(b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan company, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans, providing wealth management services, or doing business within the counties specified in section 14; that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the county specified in section 13;

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company, the Bank or any of their respective subsidiaries to terminate an existing business or commercial relationship with any of them.

Section 16. No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Bank is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 17. Other Termination.

Upon the expiration of this Agreement, other than on account of the Executive’s refusing to accept an extension offered by the Company or the Executive’s giving of a notice of non-extension, unless the Company shall offer to the Executive continued service either: (i) in the same position in effect immediately prior to the expiration of this Agreement with cash compensation and pension and welfare benefits no less favorable than those in effect immediately prior to the expiration of this Agreement; or (ii) in another position acceptable to the Executive and upon mutually and reasonably agreeable terms, and termination of employment, the Executive shall be entitled to receive for a period of twelve (12) months after the expiration of the Agreement (in this event, the “Severance Period”) and continuation of base salary at the rate then in effect plus medical, dental, life-insurance and disability coverage; provided, that the Executive’s continued participation is permissible or otherwise practicable under the general terms and provisions of such plans. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive) outside the scope of such plans. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person), any employee welfare benefits received by the Executive during the Severance Period in consideration of such employment which are similar in nature to the employee welfare benefits provided by the Company will relieve the Company of their obligations under this section 17 to provide comparable benefits to the extent of the benefits so received. This section 17 shall have no application if, prior to the expiration of this Agreement, the Executive’s employment has terminated in a termination to which section 9, 10, 11 or 12 applies or if, after the expiration of this Agreement, the Executive’s employment is terminated with Cause.

The Executive, the Company and the Bank agree that the termination benefits other than the salary continuation payments described in this Section 17 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(1) as non-taxable benefits.

Section 18. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company, and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 19 Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one (1) such party may by written notice specify to the other party:

If to the Executive:

Mr. William J. Wagner

To the most recent address on file with the Company

If to the Company:

Westfield Financial, Inc.

141 Elm Street

Westfield, Massachusetts 01085

Attention: Chairman of the Board of Directors

with a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, D.C. 20004

Attention: Richard A. Schaberg

Section 20. Indemnification for Attorneys’ Fees.

(a) The Company shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement. For purposes of this Agreement, any settlement agreement which provides for payment of any amounts in settlement of the Company’s or the Bank’s obligations hereunder shall be conclusive evidence of the Executive’s entitlement to indemnification hereunder, and any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise. Any such indemnification payments will occur promptly following a request therefor, and in any event not later than the last day of the calendar year following the calendar year in which the indemnified expense is incurred or in which the Executive’s legal right thereto is finally determined.

(b) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

Section 21. Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 22. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one (1) or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 23. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 24. Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts entered into and to be performed entirely within the Commonwealth of Massachusetts.

Section 25. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 26. Entire Agreement: Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof including the Prior Employment Agreement. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement. For the avoidance of doubt, Executive hereby agrees that the Closing shall not be considered a “Change In Control” for purposes of the Prior Employment Agreement and the occurrence of the Closing shall not entitle Executive to receive any payments, benefits or rights that would or could have been paid or provided under the Prior Employment Agreement in connection with a Change In Control as defined therein nor shall any amounts be due under this Agreement related to the Closing. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void.

Section 27. Non-duplication.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which the Executive is, or may be, entitled under the terms and conditions of the employment agreement of even date herewith between the Bank and the Executive. In the event that the Executive shall perform services for the

Bank or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company, the Bank and all of their respective direct or indirect subsidiaries and affiliates.

Section 28. Dispute Resolution.

(a) The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under sections 13, 14 or 15 hereof, the Company and Bank will have no adequate remedy at law, and accordingly will be entitled, in addition to monetary damages, to specific performance and other appropriate injunctive and equitable relief.

(b) Excluding only requests for equitable relief by the Company or Bank under section 28(a) of this Agreement, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within sixty (60) days after written notice from one (1) party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company and Bank or the Executive shall request, such arbitration shall be conducted by a panel of three (3) arbitrators, one (1) selected by the Company and Bank, one (1) selected by the Executive and the third selected by agreement of the first two (2), or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any court having jurisdiction thereof upon the application of either party.

Section 29. Survival.

Any provision of this Agreement which, by its terms, contemplates performance after the expiration of the Employment Period or other termination of this Agreement shall be deemed to survive the expiration of this Agreement.

Section 30. Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Company:

(a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof exceed the three (3) times the Executive’s average annual compensation (within the meaning of the regulatory guidelines of the Office of the Comptroller of the Currency (“OCC”) or any successor thereto) for the last five (5) consecutive calendar years to end prior to his termination of employment with the Company (or for his entire period of employment with the Company if less than five (5) calendar years). The compensation payable to the Executive hereunder shall be further reduced (but not below zero) if such reduction would avoid the assessment of excise taxes on excess parachute payments (within the meaning of section 280G of the Code).

(b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828 (k), and any regulations promulgated thereunder.

(c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Company pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Company, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Company’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under section 8(e)(4) or 8(g)(I) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(I), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the Company and the Executive shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, if the Company is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all obligations of the Company under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Company and the Executive shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, all obligations of the Company hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the OCC or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OCC or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights of the parties shall not be affected by such action.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 31. Payments to Key Employees.

Notwithstanding anything in this Agreement to the contrary, to the extent required under Section 409A, no payment to be made to a key employee (within the meaning of Section 409A) shall be made sooner than six (6) months after such termination of employment; provided, however, that to the extent such six (6)-month delay is imposed by Section 409A as a result of a Change of Control as defined in Section 12(a), the payment shall be paid into a rabbi trust for the benefit of the Executive as if the six (6)-month delay was not imposed with such amounts then being distributed to the Executive as soon as permissible under Section 409A.

Section 32. Involuntary Termination Payments to Employees (Safe Harbor).

In the event a payment is made to an employee upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Executive is considered a key employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the six (6)-month wait-period imposed by Section 409A as provided in Section 31 of this Agreement. The Executive, the Company and the Bank agree that the termination benefits described in this Section 32 are intended to be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) as the safe harbor for separation pay due to involuntary separation from service.

Section 33. Section 280G Cut-Back.

Notwithstanding anything in this Agreement to the contrary, if any payments or benefits provided for in this Agreement, together with any other payments which the Executive has the right to receive from the Company, the Bank, Seller, Chicopee Savings Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Company, the Bank, Seller, or Chicopee Savings Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. Any determination required under this section 33 shall be made by the Company and its tax advisors, whose determination shall be conclusive and binding upon the Executive.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

EXECUTIVE

/s/ William J. Wagner
William J. Wagner

ATTEST:		WESTFIELD FINANCIAL, INC.

By	/s/ Gerald P. Ciejka	By	/s/ James C. Hagan
		Name	James C. Hagan
		Title:	Chief Executive Officer and President
[Seal]

[SIGNATURE PAGE TO THE EMPLOYMENT AGREEMENT]

APPENDIX A

RELEASE OF CLAIMS

I, William J. Wagner, of [City], [County], Massachusetts, (hereinafter, the “Employee”), in consideration of the severance described below, on behalf of himself and his heirs and assigns, hereby irrevocably and unconditionally releases and forever discharges, individually and collectively, WESTFIELD FINANCIAL, INC., a federally chartered thrift, with a place of business at 141 Elm Street, Westfield, Hampden County, Massachusetts (hereinafter, the “Company”), its affiliated companies, and each of their respective officers, directors, employees, shareholders, representatives, parent companies, subsidiaries, predecessors, successors, assigns, attorneys and all persons acting by, through or in concert with them, of and from any and all charges, claims, complaints, demands, liabilities, causes of action, losses, costs or expenses of any kind whatsoever (including related attorneys’ fees and costs), known or unknown, suspected or unsuspected, that Employee may now have or has ever had against the Company by reason of any act, omission, transaction, or event occurring up to and including the date of the signing of this Agreement.

This waiver, release and discharge includes without limitation, claims related to any wrongful or unlawful discharge, discipline or retaliation, whether express or implied, any promotions or demotions, compensation, the Company’s benefit plan(s) and the management thereof, defamation, slander, libel, invasion of privacy, misrepresentation, fraud, infliction of emotional distress, stress, breach of any covenant of good faith and fair dealing, and any other claims relating to the Employee’s employment with the Company and the termination thereof. This waiver, release and discharge further applies but is not limited to any claims based on Title VII of the Civil Rights Act of 1964, the Post Civil War Civil Rights Act (41 U.S.C. ss. 1981 – 88), the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination Employment Act, the Older Workers’ Benefit Protection Act, the Rehabilitation Act of 1973,the Americans with Disabilities Act, the Vietnam Era Veterans’ Readjustment Act, the Fair Labor Standards Act, the Workers Adjustment and Retraining Notification Act, Executive Order 11246, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, Mass. Gen. Laws ch. 151B (all as they may be amended), and any other applicable federal, state or local laws, ordinances and regulations including those relating to discrimination to the extent permitted by law. Employee expressly waives all claims, including those which he does not know or suspect to exist in his favor as of the date of this Agreement against the Company. As used herein, the Employee understand the word “claims” to include all actions, claims, and grievances, whether actual or potential, known or unknown, and specifically but not exclusively including all claims against the Company or otherwise arising from Employee’s employment with the Company, the termination thereof or any other conduct occurring on or prior to the date the Employee signs this Release of Claims. All such claims are forever barred by this Release of Claims whether they arise in contract or tort or under a statute or any other law.

SEVERANCE. In return for Employee’s execution of and adherence to this Release of Claims, the Company shall pay the Employee the [Salary Severance Payment, Bonus Severance Payment, Incentive Severance Payment, Pension Severance Payment and Defined Contribution Severance Payment], as defined in and described in the Employment Agreement between the Company and the Employee, dated April 4, 2016, in the total amount of                      ($        ) (the “Severance Payment”). Payments shall be made in a lump sum subject to usual and customary deductions required by law and Company policy.

CONFIDENTIAL TERMS. Employee and the Company agree that each will keep the contents of this Release of Claims (including its existence and the terms and provisions hereof) and the negotiations leading to it completely confidential, that neither will hereafter publish or disclose any information concerning such matters to anyone, and that each shall take every reasonable precaution to prevent the direct or indirect disclosure of such information to third parties, provided that the foregoing provisions shall not be construed to prevent Employee from disclosing such matters to his accountant or to prevent the Company from disclosing such matters to its accountants, and provided further that Employee may also make such disclosures as are finally compelled by law provided Employee gives the Company immediate notice of such legal process in order that the Company shall have the opportunity to object to the disclosure of such information.

INJUNCTIVE RELIEF. Employee acknowledges and recognizes that a violation of this Release of Claims and its covenants will cause irreparable damage to the Company and the Company will have no adequate remedy at law for such violation. Accordingly, Employee agrees that the Company will be entitled, as a matter of right, to an injunction from any court of competent jurisdiction restraining any further violation of this Release of Claims or the terms and conditions provided herein. This right to injunctive relief will be cumulative and in addition to whatever remedies the parties may otherwise have at law.

CONSIDERATION AND REVOCATION PERIOD. I acknowledge that I am hereby advised to consult with an attorney before signing this Release of Claims. I further understand that I may consider this Release of Claims for up to twenty-one (21) days before deciding whether to sign it. If I signed this Release of Claims before the expiration of that twenty-one (21) day period, I acknowledge that such decision was entirely voluntary. I understand that if I do not sign and return this Release of Claims to the Company by the end of that twenty-one (21) day period, the Severance Payment described above will expire. I understand that for a period of seven (7) days after I execute this General Release, I have the right to revoke it by a written notice to be received by the Company by the end of that period. I also understand that this Release of Claims shall not be effective or enforceable until the expiration of that seven (7) day period. I further represent and agree that I have carefully read and fully understand all of the provisions of this Release of Claims and that I am voluntarily agreeing to those provisions. I acknowledge that I have not been induced to sign this Release of Claims by any representatives of any released party other than the Severance Payment as stated above.

Employee understands and agrees that Employee has carefully read and fully understands all of the provisions of this Agreement and knowingly and voluntarily agrees to all of the terms set forth in this Release of Claims. Employee knowingly and voluntarily intends to be legally bound by the same.

[SIGNATURE PAGE FOLLOWS]

Signed as a sealed instrument this                     , 20    .

William J. Wagner

THE COMMONWEALTH OF MASSACHUSETTS

Hampden, ss.	, 20

Before me, the undersigned notary public, personally appeared WILLIAM J. WAGNER, personally known, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose.

, Notary Public